EXHIBIT 99.1

Exactech Announces Stock Repurchase Authorization

Gainesville, Fla. - December 7, 2015 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder and spine, announced today that its board of directors has authorized the company to buy back up to 1.0 million shares of Exactech stock over the next two years.

“Based on historical prices for Exactech stock, it is presently trading at a level which presents an attractive investment opportunity for the company itself,” said Chief Executive Officer David Petty. “We feel confident about the business prospects for our company as well as the likelihood of achieving these prospects. Economic and other market conditions, available funds and future capital requirements and alternatives available to Exactech, also led us to believe that it is in the best interests of the company and its shareholders for Exactech to undertake this repurchase to further strengthen our present and future financial position.”

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Executive Vice President of Finance &                305-451-1888
Chief Financial Officer                        E-mail:EXAC@hawkassociates.com
352-377-1140

Media contact
Priscilla Bennett
Vice President, Corporate & Marketing Communication
352-377-1140

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EXACTECH INC.